PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
Dated April 29, 2025	Registration No. 333-286027

1,169,711,239 Shares of Common Stock Offered by the Selling Stockholders

This registration statement was declared effective on April 23, 2025, and amends and supplements the registration statement, dated March 21, 2025, as amended (the “Registration Statement”) of Greenlane Holdings, Inc., relating to the offer and sale from time to time by certain selling stockholders of up to 1,169,711,239 shares of common stock of Greenlane Holdings, Inc. (the “Common Stock”).

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Registration Statement. This Prospectus Supplement is qualified by reference to the Registration Statement, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Registration Statement.

Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 19 of the Prospectus.

The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to correct the number of shares registered for one of the Selling Stockholders as set forth in the books and records of the Company, as well as update the footnotes in connection with the below table. Accordingly, this Supplement No. 1 amends the Selling Stockholders table beginning on page 66 in the Prospectus by updating the correct footnote to accurately reflect the beneficial ownership of L1 Capital Global Opportunities Master Fund. These shares were registered in the Registration Statement and no additional shares are being registered. All other information in the Prospectus shall remain unchanged.

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering (1)	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering (2)

L1 Capital Global Opportunities Master Fund(10)	721,009	109,663,888	0

(1)	This column lists the number of shares of common stock beneficially owned by each of the selling stockholders, based on its ownership of the shares of common stock, PIPE Warrants, Pre-Funded Warrants, and any other previously issued warrants, as of April 17, 2025, assuming exercise of the PIPE Warrants and Pre-Funded Warrants held by the selling stockholders on that date, without regard to any limitations on exercises.
(2)	This column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

(10)	Consists of (i) 721,009 Common Shares, (ii) 1,800,000 Common Shares issuable upon exercise of Pre-funded Warrants, (iii) up to 12,605,043 Common Shares issuable upon exercise of Series A Warrants, and (iv) up to 94,537,836 Common Shares issuable upon exercise of Series B Warrants. The Pre-Funded Warrants and Series B Warrants contain a 9.99% blocker, and the Series A Warrants contain a 4.99% blocker.